Exhibit 10.2

Cash Incentive Arrangement - Murray Demo

Mr. Demo will be entitled to a cash incentive payout on the following terms:

•     The payment will be equal to Mr. Demo's target bonus percentage previously established by the Compensation Committee (65%) multiplied by his annual salary ($458,309) multiplied by the fraction that is equal to the number of days Mr. Demo was employed by the Company in FY2012 divided by the total number of days in FY2012 multiplied by the Company's actual percentage achievement of FY2012 non-GAAP operating income and revenue goals as certified by the Compensation Committee.

•    Any cash incentive payment for FY2012 to which Mr. Demo is entitled shall be paid at such time as the Company pays its annual cash incentives to the Company's executive officers.

•    The payout will be conditioned on Mr. Demo's full-time, continuous service through at least June 1, 2012, unless a new CFO has commenced service prior to June 1, 2012 and the Company elects to waive Mr. Demo's continuous service obligation.

•    The above-described arrangement is in lieu of Mr. Demo's participation in the FY12 Dolby Executive Annual Incentive Plan.